FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2016

~Narrows Full Year 2016 Guidance~

DAYTONA BEACH, Fla. - July 5, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported financial results for its fiscal second quarter ended May 31, 2016.
"We are pleased with our results for the second quarter," stated Lesa France Kennedy, ISC Chief Executive Officer. "Revenues increased year-over-year driven by contracted broadcast rights increases and strong corporate partnerships. While we experienced attendance related revenue challenges at some events, we remain confident that our consumer marketing initiatives are working and positioning ISC for continued growth."
"DAYTONA Rising has been well received by industry stakeholders and is on track to meet or exceed expectations of delivering an incremental $15 million EBITDA by the end of fiscal 2016. Last weekend we ran the Coke Zero 400 at Daytona, which realized increases in all areas of revenue and attendance, adding to the success of events held earlier this year during Speedweeks and Bikeweek. Also, in the second quarter, we hosted the inaugural Country 500 music festival at Daytona, premiering top country music artists for an enthusiastic crowd during the three-day event."
"Construction for ONE DAYTONA has commenced with land and infrastructure improvements underway. Cobb Theatres has gone vertical and we expect construction of the Bass Pro Shops location to commence in the near future. We are excited about the opportunities ONE DAYTONA will bring, creating synergy with DAYTONA Rising through enhanced customer and partner experiences and leveraging our real estate on a year-round basis, while creating value for our shareholders. We are targeting the opening of ONE DAYTONA in 2017."
"During the second quarter we completed the sale of the interest in our Staten Island property, which resulted in a gain of approximately $13.6 million and cash received of approximately $67.0 million, further strengthening ISC's financial position. During the quarter, we also announced a 58% increase in our dividend, demonstrating our commitment to delivering shareholder value."

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Second Quarter Comparison
Total revenues for the second quarter ended May 31, 2016 were approximately $167.6 million, compared to revenues of approximately $164.0 million in the second quarter of fiscal 2015. Operating income was approximately $23.7 million during the period compared to approximately $19.2 million in the second quarter of fiscal 2015. Quarter-over-quarter comparability was impacted by:

•
In the second quarter of fiscal 2016, we hosted an IndyCar event held at Phoenix International Raceway ("Phoenix"), for which there was no comparable event in the prior year. Also, in the second quarter of fiscal 2015, we hosted a NASCAR Mexico series event held at Phoenix, for which there was no comparable event in fiscal 2016;

•
In the second quarter of fiscal 2016, we hosted the Country 500 music festival at Daytona, for which we earned a facility rental and certain other fees, as well as provided concession operations. There was no comparable event in the prior year;

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During the three months ended May 31, 2015, we had recognized non-recurring transactions of approximately $2.4 million of inventory sold to Fanatics and wholesale transactions by Motorsports Authentics ("MA"), which drove a total of $2.7 million in expense including product costs associated with these transactions and costs related to the transition of trackside merchandise operations to Fanatics, for which there was no related revenue. There were no comparable transactions in the same period of fiscal 2016;

•
During the three months ended May 31, 2015, we recognized approximately $0.4 million, or less than $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to DAYTONA Rising. There were no similar costs during the three months ended May 31, 2016;

•
During the three months ended May 31, 2015, we recognized approximately $2.1 million, or $0.03 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. There were no similar costs during the three months ended May 31, 2016;

•
During the three months ended May 31, 2015, we recognized approximately $4.7 million, or $0.06 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with DAYTONA Rising and capacity management initiatives. There were no similar costs incurred during the three months ended May 31, 2016;

•
During the three months ended May 31, 2015, we capitalized approximately $1.3 million, or $0.02 per diluted share, of interest related to DAYTONA Rising. There was no similar interest capitalization during the three months ended May 31, 2016; and

•
In the second quarter of fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of

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approximately $13.6 million, or 0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, of approximately $11.4 million, and additional consideration, of approximately $0.3 million, received is included in Other in our consolidated statement of operations (see "Capital Allocation"). There was no comparable transaction in the prior year.
Net income for the second quarter was approximately $21.9 million, or $0.47 per diluted share, compared to net income of approximately $13.4 million, or $0.29 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, gain on sale of our Staten Island property, and net gain on sale of certain assets, non-GAAP net income, as defined below, was $13.4 million, or $0.29 per diluted share, and $16.5 million, or $0.35 per diluted share, for the second quarter of fiscal 2016 and 2015, respectively (see "GAAP to Non-GAAP Reconciliation").
Year-to-Date Comparison
Total revenues for the six months ended May 31, 2016 were approximately $310.2 million, compared to revenues of approximately $300.6 million for the same period in fiscal 2015. Operating income was approximately $54.8 million for the six months ended May 31, 2016 compared to approximately $40.8 million for the same period in fiscal 2015. Year-over-year comparability was impacted by:

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Year-over-year increases in operating revenues and expenses are significantly driven by the completion of the DAYTONA Rising project prior to the first quarter of fiscal 2016 events at Daytona International Speedway;

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In the second quarter of fiscal 2016, we hosted an IndyCar event held at Phoenix, for which there was no comparable event in the prior year. In the second quarter of fiscal 2015, we hosted a NASCAR Mexico series event held at Phoenix, for which there was no comparable event in fiscal 2016:

•
In the second quarter of fiscal 2016, we hosted the Country 500 music festival at Daytona, for which we earned a facility rental and certain other fees, as well as provided concession operations. There was no comparable event in the prior year;

•
For the six months ended May 31, 2015, we had recognized non-recurring transactions of approximately $6.1 million of inventory sold to Fanatics and $4.2 million of wholesale transactions by Motorsports Authentics ("MA"), which drove a total of $11.0 million in expense including product costs associated with these transactions, costs related to the transition of trackside merchandise operations to Fanatics, as well as partial period operating expenses incurred prior to the transition of Americrown and MA merchandise operations, for which there was no related revenue. There were no comparable transactions in the same period of fiscal 2016;

•
During the six months ended May 31, 2016 we recognized approximately $0.8 million, or $0.01 per diluted share, in non-recurring, pre-opening costs that are included in general and administrative expense related to

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DAYTONA Rising, all of which were incurred in the first quarter of fiscal 2016. During the six months ended May 31, 2015, we recognized approximately $0.7 million, or $0.01 per diluted share, of similar costs;

•
During the six months ended May 31, 2015, we recognized approximately $6.0 million, or $0.08 per diluted share, of accelerated depreciation that was recorded due to shortening the service lives of certain assets associated with DAYTONA Rising and other projects. There were no similar costs during the six months ended May 31, 2016;

•
During the six months ended May 31, 2016, we recognized approximately $0.9 million, or $0.01 per diluted share, of losses primarily attributable to demolition and/or asset relocation costs in connection with capacity management initiatives and facility capital improvements. During the six months ended May 31, 2015, we recognized approximately $6.3 million, or $0.08 per diluted share, of similar losses in connection with DAYTONA Rising and capacity management initiatives;

•
During the six months ended May 31, 2016, we capitalized approximately $0.6 million, or $0.01 per diluted share, of interest related to DAYTONA Rising, all of which was incurred in the first quarter of fiscal 2016. During the six months ended May 31, 2015, we recognized approximately $3.9 million, or $0.05 per diluted share, of similar interest capitalization; and

•
In the second quarter of fiscal 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note of our Staten Island property. As a result, we recorded a gain of approximately $13.6 million, or 0.18 per diluted share, comprised of deferred gain, interest, and other consideration paid. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, of approximately $11.4 million, and additional consideration, of approximately $0.3 million, received is included in Other in our consolidated statement of operations. There was no comparable transaction in the prior year.

Net income for the six months ended May 31, 2016 was approximately $41.7 million, or $0.90 per diluted share, compared to net income of approximately $28.3 million, or $0.61 per diluted share, in the prior year period. Excluding non-recurring, pre-opening costs associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets, DAYTONA Rising project capitalized interest, gain on sale of Staten Island, and net gain on sale of certain assets, non-GAAP net income as defined below was $33.9 million, or $0.73 per diluted share, and $33.4 million, or $0.72 per diluted share for the six months ended May 31, 2016 and May 31, 2015, respectively (see "GAAP to Non-GAAP Reconciliation").

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GAAP to Non-GAAP Reconciliation
The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”) and includes certain non-GAAP financial measures as identified in the reconciliation below. The non-GAAP financial measures disclosed herein do not have standard meaning and may vary from the non-GAAP financial measures used by other companies or how we may calculate those measures in other instances from time to time. Non-GAAP financial measures, such as EBITDA, which we interpret to be calculated as GAAP operating income, plus depreciation, amortization and other non-cash gain or losses, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Also, our “core” financial measures should not be construed as an inference by us that our future results will be unaffected by those items, which are excluded from our “core” financial measures.
The following financial information is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.
We believe such non-GAAP information is useful and meaningful, and is used by investors to assess the performance of our core operations, which primarily consists of the ongoing promotions of racing events at our major motorsports entertainment facilities. Such non-GAAP information separately identifies, displays, and adjusts for items that are not considered to be reflective of our continuing core operations at our motorsports entertainment facilities. We believe that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of our core operations for the periods presented.
We use this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.
The adjustments for 2015 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, accelerated depreciation, losses associated with the retirements of certain other long-lived assets (predominately associated with DAYTONA Rising), DAYTONA Rising project capitalized interest, and net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations).
The adjustments for 2016 relate to non-recurring, pre-opening costs incurred associated with DAYTONA Rising, losses associated with the retirements of certain other long-lived assets related to capacity management initiatives (which predominately includes the removal of grandstands at Richmond International Raceway

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("Richmond")), DAYTONA Rising project capitalized interest, net gain on sale of certain assets (predominately associated with the sale of trailers in association with the transition of merchandise operations), and gain on sale of the Staten Island property.
Amounts are in thousands, except per share data, which is shown net of income taxes, (unaudited):

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	Three Months Ended May 31, 2015
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$21,769	$8,414	$13,355	$0.29
Adjustments:
DAYTONA Rising project	375	147	228	0.00
Accelerated depreciation	2,083	826	1,257	0.03
Losses on retirements of long-lived assets	4,682	1,838	2,844	0.06
DAYTONA Rising project capitalized interest	(1,287)	(510)	(777)	(0.02)
Net gain on sale of certain assets	(627)	(246)	(381)	(0.01)
Non-GAAP	$26,995	$10,469	$16,526	$0.35

	Three Months Ended May 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$36,156	$14,258	$21,898	$0.47
Adjustments:
Losses on retirements of long-lived assets	10	4	6	0.00
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Net gain on sale of certain assets	(213)	(82)	(131)	0.00
Non-GAAP	$22,322	$8,918	$13,404	$0.29

	Six Months Ended May 31, 2015
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$45,181	$16,873	$28,308	$0.61
Adjustments:
DAYTONA Rising project	677	265	412	0.01
Accelerated depreciation	5,971	2,342	3,629	0.08
Losses on retirements of long-lived assets	6,261	2,454	3,807	0.08
DAYTONA Rising project capitalized interest	(3,862)	(1,514)	(2,348)	(0.05)
Net gain on sale of certain assets	(653)	(256)	(397)	(0.01)
Non-GAAP	$53,575	$20,164	$33,411	$0.72

	Six Months Ended May 31, 2016
	Income Before Taxes	Income Tax Effect	Net Income	Earnings Per Share
GAAP	$68,297	$26,568	$41,729	$0.90
Adjustments:
DAYTONA Rising project	787	304	483	0.01
Losses on retirements of long-lived assets	930	360	570	0.01
DAYTONA Rising project capitalized interest	(627)	(242)	(385)	(0.01)
Gain on sale of Staten Island	(13,631)	(5,262)	(8,369)	(0.18)
Net gain on sale of certain assets	(277)	(107)	(170)	0.00
Non-GAAP	$55,479	$21,621	$33,858	$0.73

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Corporate Sales
NASCAR is a powerful brand with a loyal fan base that we believe is aware of, appreciates and supports corporate participation to a greater extent than fans of any other sports property. The combination of brand power and fan loyalty provides an attractive platform for robust corporate partnerships. The number of FORTUNE 500 companies invested in NASCAR remains higher than any other sport. More than one-in-four FORTUNE 500 companies, and one-in-two FORTUNE 100 companies, use NASCAR as part of their marketing strategy and the trend is increasing. The number of FORTUNE 500 companies investing in NASCAR increased 7.0 percent in fiscal 2015 versus the prior year; and is a 20.0 percent improvement versus fiscal 2008.
For fiscal 2016, we have agreements in place for approximately 96.0 percent of our gross marketing partnership revenue target, which is projected to increase approximately 11.0 percent compared to fiscal 2015, primarily related to DAYTONA Rising.  We have one of our available 20 NASCAR Sprint Cup Series event entitlements either open or not announced and two of our 14 NASCAR Xfinity Series event entitlements either open or not announced.  This is compared to last year at this time when we had approximately 97.0 percent of our gross marketing partnership revenue target sold and had entitlements for one NASCAR Sprint Cup entitlement either open or not announced.  With the vast majority of our event entitlements secured, we can focus more resources on official status categories, which will better position us to meet our gross marketing partnership revenue target for fiscal 2016.

External Growth, Financing-Related and Other Initiatives
Capital Allocation
We have established a long-term capital allocation plan to ensure we generate sufficient cash flow from operations to fund our working capital needs, capital expenditures at existing facilities, return of capital through payments of an annual cash dividend, and repurchase of our shares under our Stock Purchase Plan. In addition, we have used the proceeds from offerings of our Class A Common Stock, the net proceeds from the issuance of long-term debt, borrowings under our credit facilities, and state and local mechanisms to fund acquisitions and development projects.
The current capital allocation plan contemplates the following:

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Capital expenditures remaining under the existing $600.0 million capital expenditure plan adopted by our Board of Directors in June 2013, total approximately $170.0 million for fiscal 2016 and 2017, consisting of remaining payments to contractors for the completion of DAYTONA Rising and certain planned capital projects at our remaining 12 motorsports facilities (see "Capital Expenditures"). A capital expenditure plan for our existing facilities covering years subsequent to 2017 is being developed over the next 9 months as a component of our comprehensive capital allocation program covering future years;

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•
Additional capital expenditures related to phase one of the ONE DAYTONA project will be approximately $120.0 million to $150.0 million in fiscal 2016 through 2017. Sources of funds will include, in addition to between $90.0 million to $100.0 million ultimately financed with borrowings, the public incentives discussed below and land to be contributed to the project. Additional guidance will be provided as costs and returns for the first phase of the project are finalized; and

•
Returning capital to shareholders is an important component of the overall capital allocation strategy. In February 2016, we announced we amended the price parameters of our share repurchase program with intention to make up to $37.0 million in open market repurchases of ISCA shares through fiscal year end November 30, 2016.  The Company has authorized its agent to purchase shares under revised parameters, which encompass price, corporate and regulatory requirements, capital availability and other market conditions. The objective of the revised parameters is to buy back shares on an opportunistic, but consistent, basis in fiscal 2016. Through May 31, 2016, we have purchased 757,671 shares on the open market for a total of $25.9 million.

Additionally, on April 13, 2016, the ISC Board of Directors approved an annual dividend of $0.41 per share, for a total payout of $18.9 million, paid on June 30, 2016 to common stockholders of record as of May 31, 2016. The dividend approved for fiscal 2016 is an increase of approximately 58.0% over the dividend paid in fiscal 2015 of $0.26 per share. At this time, we are targeting a total payout of approximately $56.0 million in fiscal 2016 through a combination of share repurchases and dividends.
The objective for the future is to deliver a sustainable return of capital program through a balance of dividend yield and share repurchases. We will review our return of capital programs and make adjustments, if necessary, on a quarterly basis.
In addition to sources of working capital and available borrowings, our ability to execute our capital allocation plans are supported by the following:

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Federal tax legislation passed in December 2015 provides for extension of 7-year depreciation for tax purposes on certain assets placed in service during fiscal 2015 through 2016, and bonus depreciation on capital expenditures placed in service fiscal 2015 through 2019. While the tax legislation does not impact our overall tax liability, it does impact the timing of the annual payment of cash taxes. Cash taxes paid for federal and state taxes in fiscal 2015 was approximately $45.0 million. As a result of this legislation, which was passed subsequent to our fiscal 2015 year-end, but retroactive for all assets placed in service during 2015, we received a tax refund of approximately $47.0 million in fiscal 2016 related to overpayment of estimated taxes in prior years, primarily attributable to depreciation for assets placed in service related to DAYTONA Rising. Cash tax payments for fiscal 2016 are currently estimated to be between $30.0 million and $35.0 million. Cash tax payments for fiscal 2017 are currently estimated to be between $55.0 million to $60.0 million; and

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•
In March 2016, we completed an assignment of all rights, title and interest in the mortgage and underlying promissory note to an affiliate of Matrix Development Group, a New York/New Jersey area developer, and received the remaining principal balance of $66.4 million, plus additional consideration of approximately $0.3 million. We have no further commitments or contingencies related to the property or its sale. As a result, in the second quarter of fiscal 2016, we recorded a gain of approximately $13.6 million. The deferred gain of $1.9 million is included in Other operating revenue in our consolidated statement of operations, and the interest, and additional consideration, received is included in Other in our consolidated statement of operations.

The aforementioned represents certain components of our capital allocation plan for fiscal 2016. This capital allocation plan is reviewed annually, or more frequently, if necessary, based on changes in business conditions.
Capital Expenditures
An important strategy for our future growth will come from investing in our major motorsports facilities to enhance the live event experience and better enable us to effectively compete with other entertainment venues for consumer and corporate spending. To better meet our customers' expectations, we are committed to improving the guest experience at our facilities through on-going capital improvements that position us for long-term growth.
In June 2013, our board of directors endorsed a capital allocation plan for fiscal 2013 through fiscal 2017 to not exceed $600.0 million in capital expenditures over that period. The five-year capital expenditure plan encompasses all capital expenditures, excluding capitalized interest, for ISC's 13 major motorsports facilities, including approximately $400.0 million for DAYTONA Rising.
Capital expenditures for projects at existing facilities, including those related to DAYTONA Rising, were approximately $81.8 million for the six months ended May 31, 2016. In comparison, we spent approximately $75.9 million on capital expenditures for projects at our existing facilities for the same period in fiscal 2015. Remaining capital expenditures associated with the $600.0 million capital expenditure plan will total approximately $88.2 million for the remainder of fiscal 2016 and 2017.
DAYTONA Rising: Reimagining an American Icon
DAYTONA Rising is the redevelopment of the frontstretch at Daytona, ISC's 58-year-old flagship motorsports facility, to enhance the event experience for our fans, marketing partners, broadcasters and the motorsports industry.
On May 9, 2016, we announced Axalta as the fifth Founding Partner at Daytona International Speedway's new motorsports stadium. The multi-year agreement (beginning in fiscal 2017) will provide Axalta with naming rights for the Center injector as well as branding rights within specific areas of the “World Center of Racing” zone, the central "neighborhood" overlooking the famed start/finish line inside the new stadium. The "World Center of Racing" zone is roughly the area of two football fields and celebrates the history and legacy of racing at Daytona

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while featuring retail and dining areas, dozens of video screens and open sight-line views of the racetrack. Axalta will join Toyota, Florida Hospital, Chevrolet and Sunoco as Founding Partners.
By providing our fans with a better experience as well as an expansive platform for our marketing partners, including an elevated hospitality experience, DAYTONA Rising is expected to provide an immediate incremental lift in Daytona's revenues of approximately $20.0 million, and an earnings before interest, taxes, depreciation and amortization ("EBITDA”) lift of approximately $15.0 million, approximately $2.1 million of which was recognized in fiscal 2015, with a mid-single-digit growth rate. We also currently anticipate the project to be accretive to our net income per share within three years of completion. While these forward-looking amounts are management’s projections and we believe they are reasonable, our actual results may vary from these estimates due to unanticipated changes in projected attendance, lower than expected ticket prices, and/or lower than forecasted corporate sponsorships. We do not know whether these expectations will ultimately prove correct and actual revenues and operating results may differ materially from these estimates.
Despite not anticipating the need for additional long-term debt to conclude funding on this project, accounting rules dictated that we capitalize a portion of the interest on existing outstanding debt during the construction period. We recorded approximately $14.6 million of capitalized interest from fiscal 2013 through the opening of the facility in fiscal 2016.
Total spending incurred for DAYTONA Rising was approximately $10.8 million and $42.8 million, during the three and six months ended May 31, 2016, respectively. Since inception of the project, we have spent approximately $375.6 million and have approximately $24.4 million remaining to be spent. As part of DAYTONA Rising, we have identified existing assets that were expected to be impacted by the redevelopment and that those assets required accelerated depreciation or losses on asset retirements. During the six months ended May 31, 2016, there were no significant losses on disposal of assets and no accelerated depreciation recorded, with a total of approximately $45.4 million recognized since the inception of the project.
In addition, our depreciation expense related directly to DAYTONA Rising increased incrementally by approximately $11.9 million in fiscal 2015, and is expected to increase by an additional $15.0 million to $16.0 million in fiscal 2016. The incremental increase in depreciation expense for fiscal 2015 is based on the timing of opening approximately 40.0 percent of the new stadium for Budweiser Speedweeks 2015 and an additional approximate 10.0 percent of the new stadium for the 2015 Coke Zero 400.
As a result, our total depreciation expense for fiscal 2016 is estimated to be between approximately $100.0 million and $105.0 million annually, in fiscal 2016, and then decreasing, due to lower capital spending, to approximately $85.0 million to $95.0 million beginning in fiscal 2019.
In June 2014, House Bill 7095 was signed in Florida creating the Florida Sports Development Program, establishing a process for distributing state tax revenue for the construction or improvement of professional sports facilities. The DAYTONA Rising project was among the eligible applicants to receive sales tax incentives based on the project’s capital investment and amount of sales tax generated by the facility. In 2014 and 2015, we filed

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applications and received approvals from the state's Department of Economic Opportunity. Allocation of funds for the approved applications was not considered during the 2015 or 2016 sessions of the Florida Legislature.
ONE DAYTONA
Since June 2013, we have pursued development of ONE DAYTONA, the proposed premier mixed use and entertainment destination across from Daytona International Speedway.
We have crafted a strategy that will create synergy with DAYTONA Rising, enhance customer and partner experiences, monetize real estate on International Speedway Blvd and leverage our real estate on a year-round basis.
ONE DAYTONA phase one boasts approximately 300,000 square feet of premier retail, dining and entertainment district, two hotels including a Marriott Autograph Collection property, The DAYTONA, and a Fairfield Inn and Suites, along with a residential community. A Community Development District ("CDD") has been established for the purpose of installing and maintaining public infrastructure at ONE DAYTONA.
Bass Pro Shops, America's most popular outdoor store, and Cobb Theatres, the highly respected Southeastern-based exhibitor, have executed leases to anchor ONE DAYTONA. We are in active discussions with other potential tenants for ONE DAYTONA and have recently announced leases with P.F. Chang's, Hy’s Toggery, It’s Sugar, Tervis, Jeremiah’s Italian Ice, Venetian Nails, Kilwins Confections, and Guitar Center. Additional leases will be announced in the near future.
Shaner Hotels and Prime Hospitality Group ("PHG") have been selected as hotel partners. They have executed a franchise agreement with Marriott International for an exclusive 145-room full service Autograph Collection hotel at ONE DAYTONA that will be known as The Daytona. They have also decided to move forward with their option to build a Fairfield Inn & Suites by Marriott as a flag for their approximately 105-room selected service hotel within ONE DAYTONA. As part of the partnership agreement, our portion of equity will be limited to our land contribution and we will share in the profits from the joint ventures.
PHG has been selected as the partner for ONE DAYTONA’s residential development. Following an extensive request for proposal process, ONE DAYTONA chose the Florida developer based on their command of market demographics, development experience and expert property management systems. PHG is proceeding with the development in ONE DAYTONA for an approximately 276 luxury apartment rental units that will add additional critical mass to the overall ONE DAYTONA campus. Similar to the hotel partnership, our portion of equity will be limited to our land contribution and we will share in the profits from the joint venture.
The CDD is a local, special purpose government framework authorized by Chapter 190 of the Florida Statutes for managing and financing infrastructure to support community development. The CDD has negotiated agreements with the City of Daytona Beach and Volusia County for a total of $40.0 million in incentives to finance a portion of the estimated $53.0 million in infrastructure required to move forward with the ONE DAYTONA project. We are

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currently proceeding with the leasing phase of the project while simultaneously completing the various necessary requirements for the CDD to access the incentives.
We have commenced site work on the property and began vertical construction on the Cobb Theatres, while preparations for additional vertical construction is under way. We are targeting the opening of ONE DAYTONA in 2017. Any future phases will be subject to prudent business considerations.
We estimate the total cost for developing phase one to be between approximately $120.0 million and $150.0 million. Sources of funds will include, in addition to $90.0 million to $100.0 million ultimately financed with borrowings, the public incentives discussed above and land to be contributed to the project.
Hollywood Casino at Kansas Speedway
Kansas Entertainment, LLC, (“Kansas Entertainment”) a 50/50 joint venture of Penn Hollywood Kansas, Inc. (“Penn”), a subsidiary of Penn National Gaming, Inc. and Kansas Speedway Development Corporation (“KSDC”), a wholly owned indirect subsidiary of ISC, operates the Hollywood-themed casino and branded destination entertainment facility, overlooking turn two at Kansas Speedway. Penn is the managing member of Kansas Entertainment and is responsible for the operations of the casino.
We have accounted for Kansas Entertainment as an equity investment in the consolidated financial statements as of May 31, 2015 and 2016. The Company's 50.0 percent portion of Kansas Entertainment’s net income, which is before income taxes as the joint venture is a disregarded entity for income tax purposes, was approximately $4.5 million and $4.2 million for the three months ended May 31, 2015 and 2016, respectively, and approximately $7.7 million and $8.1 million for the six months ended May 31, 2015 and 2016, respectively, and is included in income from equity investments in the consolidated statements of operations.
Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2016, totaling approximately $10.4 million, consist of approximately $8.7 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximately $1.6 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows. Pre-tax distributions from Kansas Entertainment for the six months ended May 31, 2015, totaling $13.5 million, consisted of approximately $8.3 million received as a distribution from its profits, included in net cash provided by operating activities on the Company's consolidated statement of cash flows, with the remaining approximate $5.2 million received, recognized as a return of capital from investing activities on the Company's consolidated statement of cash flows.
For fiscal 2016, cash distributions from the casino joint venture are estimated between $27.0 million to $28.0 million.
Fiscal 2016 Financial Outlook
ISC’s reported quarterly and year to date earnings are presented under GAAP. In an effort to enhance the comparability and understandability of our forward looking financial guidance, we adjust for certain non-recurring items that will be included in our future GAAP reporting to provide information that we believe best represents our expectations for our core business performance.

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 13

For fiscal 2016, our non-GAAP guidance excludes:

•
any non-recurring pre-opening income statement impact attributable to the completion of the DAYTONA Rising project, including non-capitalized costs and losses associated with retirements of certain other long-lived assets, partially offset by capitalized interest expense;

•	potential non-recurring and non-capitalized costs or charges that could be recognized related to our ONE DAYTONA development;

•	start up and/or financing costs should our Hollywood Casino at Kansas Speedway joint venture pursue construction of an adjacent hotel;

•	any costs or income related to legal settlements;

•	the gain on the sale of our Staten Island property;

•	gain or loss on sale of other assets;

•
accelerated depreciation and future loss on retirements, mostly non-cash, or relocation of certain long-lived assets, which could be recorded as part of capital improvements other than DAYTONA Rising resulting in removal of assets prior to the end of their actual useful life.

ISC is narrowing its previously announced 2016 full year non-GAAP guidance to the following:
•Revenue: $658.0 million to $665.0 million
•EBITDA margin: 32.1% to 32.6%
•Operating margin: 16.3% to 17.0%
•Effective tax rate: 38.5% to 39.0%
•Diluted earnings per share: $1.45 to $1.55
The Company's guidance for EBITDA is to range between $211.0 million to $217.0 million.  Incremental to ISC's EBITDA estimate are pre-tax cash distributions from its equity investment in the Hollywood Casino, estimated to range between $27.0 million to $28.0 million. With the completion of DAYTONA Rising in the first quarter of 2016, the Company will recognize less capitalized interest in subsequent quarters; as a result, interest expense is expected to range between $15.0 million to $15.5 million on a non-GAAP basis.
Contributing significantly to the growth in fiscal 2016 are contracted revenues associated with the industry's 10-year broadcast agreement and elements of DAYTONA Rising, which were largely recognized in the first quarter. Event schedules and results for fiscal third through fourth quarters are expected to be comparable to fiscal 2015.

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 14

In closing, Ms. France Kennedy stated, "We maintain a solid financial position, developed over many years, that affords us the ability to follow our disciplined capital allocation strategy and maintain our leadership position in the motorsports industry.  Building on this foundation we will continue to execute our five year, $600 million capital allocation plan through fiscal 2017.  For the future, we are well positioned to balance the strategic capital needs of our business with returning capital to our shareholders."
Conference Call Details
The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 55813344.
A live Webcast will also be available at that time on the Company's Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section. A transcript and a replay will be available two hours after the end of the call through midnight Tuesday, July 19, 2016. To access, dial (855) 859-2056 and enter the code 55813344, or visit the “Investor Relations” section of the Company's Web site.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 15

(Tables Follow)

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 16

Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2015	May 31, 2016	May 31, 2015	May 31, 2016
	(Unaudited)
REVENUES:
Admissions, net	$33,260	$30,473	$63,804	$62,328
Motorsports and other event related	115,084	121,002	202,515	219,725
Food, beverage and merchandise	11,574	10,289	26,309	18,605
Other	4,092	5,797	7,934	9,533
	164,010	167,561	300,562	310,191
EXPENSES:
Direct:
NASCAR event management fees	44,902	46,484	72,198	74,564
Motorsports and other event related	34,090	36,067	57,588	60,947
Food, beverage and merchandise	8,962	7,559	21,405	13,805
General and administrative	27,400	27,776	53,536	54,068
Depreciation and amortization	24,757	25,986	48,766	51,032
Losses on asset retirements	4,682	10	6,261	930
	144,793	143,882	259,754	255,346
Operating income	19,217	23,679	40,808	54,845
Interest income	25	56	44	86
Interest expense	(2,602)	(3,684)	(4,070)	(6,773)
Equity in net income from equity investments	4,502	4,169	7,746	8,139
Other	627	11,936	653	12,000
Income before income taxes	21,769	36,156	45,181	68,297
Income taxes	8,414	14,258	16,873	26,568
Net income	$13,355	$21,898	$28,308	$41,729

Dividends per share	$0.26	$0.41	$0.26	$0.41
Earnings per share:
Basic and diluted	$0.29	$0.47	$0.61	$0.90

Basic weighted average shares outstanding	46,603,052	46,231,560	46,593,547	46,424,992

Diluted weighted average shares outstanding	46,618,333	46,246,727	46,607,669	46,439,802

Comprehensive income	$13,520	$22,065	$28,637	$42,061

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 17

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2015	May 31, 2015	May 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$160,548	$183,458	$303,978
Receivables, less allowance	42,112	49,364	41,150
Inventories	1,639	2,173	1,788
Income taxes receivable	572	12,919	—
Deferred income taxes	—	2,789	—
Prepaid expenses and other current assets	60,673	72,526	16,981
Total Current Assets	265,544	323,229	363,897

Property and Equipment, net	1,448,964	1,412,121	1,455,945
Other Assets:
Equity investments	103,249	115,486	101,038
Intangible assets, net	178,626	178,625	178,627
Goodwill	118,791	118,791	118,791
Other	4,489	7,485	4,422
	405,155	420,387	402,878
Total Assets	$2,119,663	$2,155,737	$2,222,720
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,074	$3,294	$3,102
Accounts payable	56,968	39,202	30,810
Deferred income	38,243	85,080	93,650
Income taxes payable	—	—	2,654
Other current liabilities	20,344	30,210	37,082
Total Current Liabilities	118,629	157,786	167,298

Long-Term Debt	262,762	267,924	262,514
Deferred Income Taxes	336,232	357,490	392,833
Long-Term Deferred Income	6,969	7,407	6,372
Other Long-Term Liabilities	1,856	2,064	2,246
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	263	264	256
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	199	199	199
Additional paid-in capital	449,136	447,641	442,754
Retained earnings	946,940	918,614	951,239
Accumulated other comprehensive loss	(3,323)	(3,652)	(2,991)
Total Shareholders’ Equity	1,393,215	1,363,066	1,391,457
Total Liabilities and Shareholders’ Equity	$2,119,663	$2,155,737	$2,222,720

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 18

Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2015	May 31, 2016
	(Unaudited)
OPERATING ACTIVITIES
Net income	$28,308	$41,729
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of Staten Island property	—	(13,631)
Depreciation and amortization	48,766	51,032
Stock-based compensation	1,438	1,532
Amortization of financing costs	889	887
Interest and other consideration received on Staten Island note receivable	2,324	1,162
Deferred income taxes	3,003	56,392
Income from equity investments	(7,746)	(8,139)
Distribution from equity investee	8,321	8,714
Loss on retirements of long-lived assets, non-cash	379	896
Other, net	(644)	(227)
Changes in operating assets and liabilities:
Receivables, net	(21,766)	962
Inventories, prepaid expenses and other assets	(5,701)	(10,846)
Accounts payable and other liabilities	(3,558)	(5,218)
Deferred income	49,896	54,810
Income taxes	(7,049)	3,190
Net cash provided by operating activities	96,860	183,245
INVESTING ACTIVITIES
Capital expenditures	(75,928)	(81,778)
Distribution from equity investee	5,179	1,636
Proceeds from sale of Staten Island property	—	66,728
Proceeds from sale of assets	—	472
Other, net	43	(2)
Net cash used in investing activities	(70,706)	(12,944)
FINANCING ACTIVITIES
Payment of long-term debt	(560)	(418)
Reacquisition of previously issued common stock	(983)	(26,453)
Net cash used in financing activities	(1,543)	(26,871)
Net increase in cash and cash equivalents	24,611	143,430
Cash and cash equivalents at beginning of period	158,847	160,548
Cash and cash equivalents at end of period	$183,458	$303,978

International Speedway Corporation - 2Q Fiscal 2016 Financial Results I 19